Exhibit 99.1

DIGITAL REALTY TRUST, L.P. COMMENCES OFFER OF EXCHANGEABLE SENIOR DEBENTURES

SAN FRANCISCO, April 13 /PRNewswire-FirstCall/ — Digital Realty Trust, Inc. (the “Company”) (NYSE: DLR), announced today that its operating partnership subsidiary, Digital Realty Trust, L.P. (the “Operating Partnership”), has commenced a private placement, subject to market conditions, of $200 million aggregate principal amount of Exchangeable Senior Debentures due 2029 (the “Debentures”), plus up to an additional $30 million aggregate principal amount of Debentures that may be issued at the option of the initial purchasers to cover over-allotments, if any. The Debentures will be senior unsecured obligations of the Operating Partnership, will be fully and unconditionally guaranteed by the Company and will be exchangeable for shares of the Company’s common stock. The interest rate, exchange rate and offering price are to be determined by negotiations between the Operating Partnership and the initial purchasers of the Debentures.

The Company intends to utilize the net proceeds from the offering to temporarily repay all or a portion of its borrowings under its revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes. The Company intends to reborrow amounts under its revolving credit facility from time to time to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes.

The Debentures will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures and shares of common stock issuable upon exchange of the Debentures have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This release shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

This press release contains forward-looking statements, including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties are described in the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2008. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information:

A. William Stein

Chief Financial Officer and Chief Investment Officer

Digital Realty Trust, Inc.

415-738-6500

Pamela Matthews

Investor/Analyst Information

Digital Realty Trust, Inc.

+1-415-738-6532

SOURCE Digital Realty Trust, Inc.